Exhibit 99.1
Martin Midstream Partners
Q1 2007 Earnings Conference Call
May 8, 2007
9:30 a.m. ET
Operator:
Greetings, ladies and gentlemen, and welcome to the first quarter 2007 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference please press * 0 on your telephone keypad. As a reminder this conference is being recorded.
I would now like to turn the conference over to your host Mr. Bob Bondurant, CFO, of Martin Midstream Partners. Thank you, Mr. Bondurant, you may begin.
Robert Bondurant — EVP and CFO:
Thank you, Latonya. And to let everyone know who else is on the call today we have Ruben Martin, CEO and Director of the company. We also have Bob Dunn, Senior Vice President of Prism Gas on the call, specifically to address any questions on our recent Woodlawn Pipeline acquisition.
Before we get started with my business comments I need to make this disclaimer. Certain statements made during this conference call may be forward-looking statements relating to financial forecasts, future performances or ability to make distributions to unitholders, as well as any other statements that are not historical fact. The words “anticipate,” “estimate,” “expect,” and similar expressions are intended to be among the statements that identify forward-looking statements made during the call. We report our financial results in accordance with generally accepted accounting principles and use certain non-GAAP financial measures within the meaning of the SEC Regulation G such as distributable cash flow and EBITDA. We use these measures because management believes it might provide users of our financial information with meaningful comparisons between current results and prior reported results and it can be a meaningful measure of our cash flow after we have satisfied the capital and related requirements of our operations. Distributable cash flow is not a measure of financial performance or liquidity under GAAP or a substitute for comparable metrics provided in accordance with GAAP and should not be considered in isolation as an indicator of our performance.
We also included in our press release issued yesterday a reconciliation of distributable cash flow to the most direct comparable GAAP financial measure. Both the earnings press release and our first quarter 10-Q are available at our website www.martinmidstream.com. With that out of the way, I would like to comment on our first quarter performance.
For the first quarter we had net income of $5.8 million or $0.42 per limited partner unit. Even though this was a strong earnings performance in the first quarter, earnings were negatively impacted by $0.04 cent per limited partner until as a result of a noncash mark-to-market charge related to commodity derivative instruments. So without this non-cash charge our earnings would have been $0.46 cents per limited partner unit.
Our distributable cash flow for the first quarter was a very strong $12.0 million and our rolling twelve month distributable cash flow has been $36.7 million. Our first quarter distributable cash flow coverage was 1.4 times and our rolling four quarters distributable cash flow coverage is 1.1 times.
Now I’d like to discuss in greater detail our performance by segment comparing the first quarter of 2007 to the fourth quarter of 2006. For the first quarter our terminal operating income was $2.9 million. This compared to $2.8 million excluding a gain on involuntary conversion of assets for the fourth quarter. This increase in operating income was primarily driven by rate increases at some of our specialty terminals. Also late in the first quarter we experienced a pick-up in activity at some of our marine shore bases which support the Gulf of Mexico offshore drilling industry. Some of this activity is being driven by deep water drilling projects occurring in the Gulf. We believe this pick-up in activity supporting these projects is sustainable through 2009, which bodes well for the future of our Terminal segment cash flow.
In our Natural Gas Services segment operating income in the first quarter was $1.9 million for the first quarter, compared to $2.3 million in the fourth quarter. Please note that the first quarter was negatively impacted by a non-cash mark-to-market charge of $593,000 to operating income. Conversely the fourth quarter was positively impacted by a noncash mark-to-market benefit of $235,000. If one factors out this non-cash mark-to-market activity our operating income would have been $2.5 million in the first quarter compared to $2.1 million in the fourth quarter. The primary driver for this increase in operating income adjusting out the impact of mark-to-market charges was slightly improved margins in our wholesale NGL business. These improved margins were a result of a cold January and February in the market areas we serve.
I would like to make a comment on the noncash mark-to-market charges that impacted Natural Gas Services operating income. During the first quarter three out of four derivative instruments which were previously designated as cash flow hedges became ineffective due to fluctuations and a basis difference between the hedged item and the hedging instrument. As a result, these three hedges are now mark-to-market and, as a result, negatively impacted the first quarter. As all should be aware these charges are noncash accounting, bookkeeping entries that will ultimately reverse as the derivative instruments are ultimately settled. If you review Footnote 5 in our first quarter financials you can see what we believe is very favorable pricing relating to our existing commodity hedges.
In addition to our Natural Gas Services operating income, we also have earnings from unconsolidated entities which is primarily our 50% owned Waskom gas processing plant. During the first quarter these earnings were $2.1 million compared to fourth quarter earnings of $1.1 million. During the fourth quarter the Waskom Gas plant was down during the majority of October in order to facilitate our plant infractionization expansion. This is why Waskom’s fourth quarter performance was below normal. Waskom’s first quarter still had some negative impacts as we have had to continue to bypass a certain amount of gas. We had plant inlet volumes of approximately 190 million cubic feet for day in the first quarter. Our average processing capacity in the first quarter was only 155 million cubic feet per day so a certain amount of gas had to be bypassed and not processed. By late June our processing capacity should be up to 250 million cubic feet per day as our expansion project at Waskom will be completed. Currently plant inlet volumes are running 235 million cubic feet per day.
Continuing the Natural Gas Services discussion, we were pleased to report on May 2nd, that we closed our acquisition of Woodlawn Pipeline Company. Woodlawn is a natural gas gathering and processing company with integrated gathering and processing assets in the active drilling area of East Texas. These assets are just north of our Waskom gas plant. We also acquired a pipeline that delivers residual gas for the Woodlawn gas processing plant to the Texas Eastern Transmission Pipeline System. Our total investment was $33.2 million and we estimate annual cash flow upon full integration to be $4.0 to $5.0 million. These new assets include over 30 million cubic feet per day of natural gas processing capacity, 7,000 horsepower compression, a low-gas gathering system with over 200 miles of pipe, a 32 mile condensate gathering pipeline, a salt water gathering system and a salt water disposal well. These assets provide low-pressure gathering, gas processing and salt water disposal services to producers in the Woodlawn, Greenfox, Halllsville North East and Blockard gas fields in Harrison County, East Texas. We financed this acquisition by drawing $33.0 million on our revolving line of credit.
Now moving to our Marine Transportation segment we had operating income of $2.0 million in the first quarter compared to $2.8 million in the fourth quarter. As we noted in our last analyst call, we experienced full utilization in the fourth quarter which is very unusual. This was the main contributor for the fourth quarter’s extraordinarily strong earnings. Our first quarter should be more reflective of the normal quarter as we had certain vessels in the shipyard for maintenance, which is more than normal for this business.
Looking forward, we continue to see tight market conditions in our marketing area, so we anticipate a continued strong cash flow performance from our Marine Transportation segment.
Moving to our Sulfur segment. We had a operating loss of $262,000 in the first quarter. Like we experienced in the fourth quarter, we had down time on our primary Sulfur offshore tug boat, the Martin Explorer, as a result of a broken gear box. We had to charter outside equipment from late October through January 30, 2007. This equipment failure upset our entire Sulfur distribution system and as a result, earnings have suffered for two consecutive quarters. In order to protect ourselves from our future negative impact relating to an offshore tug failure, we are in the process of building redundancy into the Sulfur Marine distribution system by adding bow knots to the LaForce. The LaForce is owned by our Marine Transportation segment. This will also provide redundancy for two other offshore tows that operate under third-party charter agreements for the Marine Transportation segment. The cost of this new bow knot will be approximately a million dollars. We believe that beginning in the second quarter our Sulfur segment performance will become more in line with historical performance prior to the explore gear box failure in October of 2006.
Because of the seasonality in the Fertilizer segment, a comparison of the first quarter to the previous year’s first quarter is most appropriate. The Fertilizer segment had operating income of $1.8 million in this year’s first quarter compared to $200,000 in last year’s first quarter. Fertilizer demand and margins have improved from a year ago as agriculture and commodity prices have significantly improved. This has resulted in increased planting of agricultural products, including corn which increases demand for our niche fertilizer product. Obviously, the increased demand for corn has driven by the ethanol industry and is a significant driver of increased demand for our fertilizer products.
Finally, I would like to give you an update on the sulfuric acid plant construction. We expect to begin operations by June 1. This plant will support the Fertilizer segment by providing lower cost sulfuric acid, primary feed stock in our fertilizer production. As of March 31, we had spent approximately $21.0 million on the project. Upon completion, we expect to have invested $25.5 million and we continue to believe this investment will yield cash flow in the 5 to 6 multiple range. That concludes my formal comments on our strong first quarter performance.
Now we’d like to turn over the discussion to Ruben Martin, our C.E.O.
Ruben Martin — CEO:
Thank you, Bob. Bob talked a little bit about the sulfuric acid plant coming online. We also have several new built storage tanks coming on at terminals around the Gulf of Mexico that will be coming online and being converted from different products in June. We have approximately $12.0 million of tanks that have been built and converted in the last four to five months. Almost all of them will be up and operational by June. With that, the sulfuric acid plant we have got a lot of assets that we have been developing over the last six months to a year and-a-half that will be coming online in June. And we’re looking forward to additional cash flows generated from all of those. We’re also, as tanks are rolling over, we’ve seen some extreme tightness in the storage markets at our terminals, as we roll tanks over and contracts roll over we are able to get substantial price increases on a lot of our tankage around the Gulf of Mexico.
Woodlawn went very smoothly. We have a good team up there. We are only having to add one person for that operation. As it comes in, we are bringing two of their employees with us. We look forward to it. I think one thing to remember about Woodlawn, is all of that gas can be channeled into our Waskom facility if we need to. We have processing facilities at the pipeline locations, but we can divert and process any extra gas that we want down at Waskom.

Waskom expansion, as we said, we got 30 million processing that came online in the first quarter and we have another 50 to 60 million coming online by the end of June. So we’re 70 million coming online by the end of June. And we have our fractionization. We don’t have to take any fractionization down or any of the plant has to go down to start back up in June. So with that, we’ll open it up to questions.
Operator:
Thank you. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. If you would like to ask a question, please press * 1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press * 2 if you would like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up the hand set before pressing the * key. Once again * 1 to ask a question. One moment while we poll for questions.
Our first question is from Ron Londe with A.G. Edwards. Please state your question.
<Q>: Thanks. Just curious we’ve seen some movement up and down in refinery utilization in the first quarter and into the second quarter. Can you give us an idea of the effect it might have had on you?
<A>: We haven’t seen a lot of effect. I think the market is so tight in Marine Transportation, that is probably the area that is sometimes most affected by refinery utilization, but we have not seen a big effect in it. Now in the sulfur side is the production of the heavier crudes, as they cut back we’ve seen some reduction in the sulfur volumes that were running through our pillar for the export market. We fully expect most of those were due to turnarounds and maintenance problems that they’ve had. We fully expect those to be back up as we get into the summer driving season. But on the Marine side, we have been so booked up and tight anyway that there is no, we don’t have any availability of tows, so as they move up and down we have not seen any effect on that.
<Q>: Okay. Thanks.
Operator:
As a reminder, ladies and gentlemen, to ask a question please press * 1 on your telephone key pad. There are no questions in queue at this time.
I would like to turn the floor back over to management, there are no questions in queue at this time.
Ruben Martin — CEO:
Okay. Well thank you. We must have done a great job, you guys didn’t have any questions to ask. I think one other thing that I forgot to mention was that in the first quarter one of our offshore vessels, the Poseidon, which we’ve heard about, was being converted and changed to some other products with a vapor recovery system on it that would allow it to carry a more diverse smorgasbord of products and it is due out in the next week to two weeks and it has been down due several items not the least to mention some adjustments in the products it will carry. So we’re looking forward to that coming out, too, which should help our Marine division substantially. With that, I want to thank everybody for calling in today and we appreciate your business. Thanks.
Operator:
This concludes today’s teleconference. Thank you for your participation. You may disconnect your lines at this time. Have a great day.